EXHIBIT 99.1

AMTECH SYSTEMS, INC.

FOR IMMEDIATE RELEASE

Contact:	Robert T. Hass, CFO
(480) 967-5146

AMTECH SYSTEMS INC. ANNOUNCES

NEW BOARD MEMBER AND CHAIR OF AUDIT COMMITTEE

Tempe, AZ—October 28, 2005 — Amtech Systems, Inc. (Nasdaq_NM: ASYS), a global supplier of production and automation systems and related supplies for the semiconductor, silicon wafer, solar cell and microelectromechanical system (MEMS) industries, today announced that Lawrence D. Firestone has been elected as a member of the Company’s Board of Directors. Mr. Firestone has also been appointed chairman of the Audit Committee.

Mr. Firestone was appointed to the Company’s Board on October 27, 2005 and will serve as the Chair of the Audit Committee. He qualifies as an “audit committee financial expert” as defined in the rules promulgated by the U.S. Securities and Exchange Commission and required by the NASDAQ National Market. Mr. Firestone is the Chief Financial Officer, Secretary and Treasurer of Applied Films Corporation (Nasdaq: AFCO), a company with a $288 million market capitalization, and has served in that role since 1999. Applied Films is a supplier of thin film deposition equipment to several industries, including the solar cell industry, with global operations. Prior to joining Applied Films, he was Vice President and Chief Operating Officer for Avalanche Industries, Inc., a contract manufacturing company, and held various senior financial positions at Woolson Spice & Coffee Company, Inc., TechniStar Corporation and Colorado Manufacturing Technology, Inc. Mr. Firestone has extensive business and financial experience in raising capital, public company management, startup, growth and turnaround companies, international operations, acquisitions and divestitures. Mr. Firestone holds a Bachelor of Science degree in business administration with a concentration in accounting from Slippery Rock State College.

Mr. Firestone stated, “I am delighted to be working with a seasoned management team and a global company that has such an exciting strategic plan and vision. Planning for growth through acquisitions, new products and increased market penetration will be an exciting challenge. I look forward to working with this team in taking Amtech Systems to the next step in achieving those plans.”

J.S. Whang, the Company’s President and CEO, stated, “I am very pleased with the addition of Mr. Firestone to our Board of Directors and Audit Committee. Since he began working at Applied Films six years ago, that company’s revenue has grown from $32 million to $182 million, representing a 34% annual compounded average growth rate.

As a result, I am convinced that his skills and experience will make Larry a great contributor to our management team, as we continue to pursue the Company’s growth strategy.”

Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal semiconductor processing equipment and related consumables used in fabricating semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including computers, telecommunications devices, automotive products, consumer goods, industrial automation and control systems. The Company’s semiconductor handling, thermal processing and consumable products currently address the polishing of newly sliced silicon wafers and reclaimed test wafers and the oxidation and deposition steps used in the fabrication of semiconductors, MEMS and solar cells.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Amtech Systems, Inc.) contains statements that are forward-looking. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of Amtech’s growth and sales strategies, and other risks indicated in our filings with the Securities and Exchange Commission (SEC). We assume no obligation to update this information. For more details, please refer to our SEC filings, including our Annual Report on Form 10-K and 10K/A for the fiscal year ended September 30, 2004, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 and our Current Reports on Form 8-K.

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